Exhibit 10.1

FORM OF NOTICE OF OPTION EXERCISE

Date:

Reviva Pharmaceuticals Holdings, Inc.

10080 N. Wolfe Road, Suite SW3-200

Cupertino, CA 95014

Attn: _________________

Dear Sir or Madam:

1. Exercise of Option.  Effective as of today, ________________, 20__ (the “Exercise Date”), the undersigned (“Purchaser”) hereby elects to purchase ______________ shares (the “Shares”) of the common stock, par value $0.0001 per share, of Reviva Pharmaceuticals Holdings, Inc. (the “Company”) under and pursuant to the Reviva Pharmaceuticals Holdings, Inc. 2020 Equity Incentive Plan (the “Plan”) and the [ (Select Applicable Description:)  Incentive / Nonqualified ] Stock Option Grant Agreement between Purchaser and the Company dated _____________, 20__ (the “Option Agreement”).  The aggregate purchase price for the Shares shall be $__________, as required by the Option Agreement (the “Purchase Price”).

2. Payment and Tax Withholding.[1] With respect to payment of the Purchase Price, select A or B as follows:

A.  [  ]  Full Payment.  Purchaser herewith makes payment to the Company of the full Purchase Price and an amount to cover the applicable tax withholdings, either:

[  ] by enclosing a check payable to Reviva Pharmaceuticals Holdings, Inc., or

[  ] by transfer of funds by wire transfer to the Company.

B.  [  ] Net Exercise.  Purchaser elects to have the Company withhold a sufficient number of Shares otherwise issuable upon exercise in order to cover the Purchase Price.  Notwithstanding the Net Exercise election, Purchaser is responsible for remitting income and employment withholdings to the Company.  Purchaser understands, acknowledges and agrees as follows:

The number of Shares withheld to satisfy the Purchase Price shall be based (i) if the common stock is then traded on Nasdaq or another established stock exchange or national market system, on the closing price of a Share on the Exercise Date as reported by Nasdaq or such other exchange or system (or, if there is no trading in Shares as of such date, the closing price of a Share as reported by Nasdaq or such other exchange or system on the most recent date preceding the Exercise Date on which trades of Shares were recorded); or (ii) if the common stock is not then traded on Nasdaq or another established stock exchange or national market system but are then traded in an over-the-counter (OTC) market, the average of the closing bid and asked prices for a Share of common stock in such OTC market as of such date (or, if there are no closing bid and asked prices for Shares of common stock as of such date, the average of the closing bid and the asked prices for the Shares of common stock on the most recent date preceding such date on which such closing bid and asked prices are available on such OTC market).

Minimum required Federal, State and Local income and employment tax withholdings, domestic and foreign, as a result of the exercise will NOT be covered by the withholding of shares.  Purchaser understands, acknowledges and agrees that Purchaser shall be required to make suitable arrangements acceptable to the Company to cover such withholding taxes.

3. Rights as Stockholder. Purchaser understands that until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the Shares and the Purchaser becoming the holder of record of such securities, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Shares covered by the Option, notwithstanding the exercise of the Option. Purchaser further agrees that no adjustment will be made for a dividend or other right for which the record date is prior to the date of issuance.

4. Tax Consultation. Purchaser understands that Purchaser may suffer adverse tax consequences as a result of Purchaser’s purchase or disposition of the Shares. Purchaser represents that Purchaser has consulted with any tax consultants Purchaser deems advisable in connection with the purchase or disposition of the Shares and that Purchaser is not relying on the Company for any tax advice. Purchase further understands and agrees that the Company shall have no liability to Purchaser or any other person if the Option is designated as an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) but fails to qualify as such at any time, or if the Option is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the terms of such Option do not satisfy the additional conditions applicable to nonqualified deferred compensation under Section 409A of the Code.

5. Compliance with Laws and Regulations. Purchaser understands that the issuance and transfer of the Shares will be subject to and conditioned upon compliance by the Company and Purchaser with all applicable state, local and U.S. Federal laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Common Stock may be listed or quoted at the time of such issuance or transfer. Notwithstanding anything to the contrary contained herein, Purchaser understands that he/she may not exercise the Option unless the Shares issuable upon such exercise are then registered under the Securities Act of 1933, as amended (the “Securities Act”) or, if such Shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. Purchaser further understands that the exercise of the Option also must comply with other applicable laws and regulations governing the Option, and that Purchaser may not exercise the Option if the Company determines that such exercise would not be in compliance with such laws and regulations.

6. Governing Law. This Notice of Option Exercise is governed by the internal substantive laws, but not the choice of law rules, of the State of Delaware.

7. Further Instruments. Purchaser agrees to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Notice of Option Exercise.

Submitted by:	Accepted by:

PURCHASER	REVIVA PHARMACEUTICALS HOLDINGS, INC.

By:

Print Name	Print Name/Title

Date:	Date:

[1] Adjust as needed based on payment methods allowed. Tax withholding will not apply if the Option is an ISO and is exercised during employment or within 90 days thereafter (12 months if separation was due to death or disability)